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                                                                       EXHIBIT B

                                                                    NEWS RELEASE

FAX TO:
                                                    Media Contact:
Name:     Mr. Robert S. Luce                        Jim Fitzpatrick
Company:                                            The Dilenschneider Group
Fax number: 847-776-9810                            312-553-0700
                                                    jfitzpatrick@dgi-chicago.com



            UNITED FINANCIAL ADDS $10 MILLION WAREHOUSE CREDIT LINE

             Mortgage Banker Boosts Lending Capacity by 50 Percent



OAKBROOK, IL, July 6, 1998 - United Financial Mortgage Corp. (CHX:UFM), a national residential mortgage banker, today announced that it has received a $10 million warehouse line of credit from Provident Consumer Financial Services of Cincinnati, Ohio. The new line raises United Financial's total residential warehouse credit facilities by 50 percent to $30 million.

     "This additional credit will allow us to increase our loan production significantly," said Joseph Khoshabe, president and CEO of United Financial. "It will help us deliver on our commitment to grow the company aggressively."

     With a warehouse facility of $20 million, the company recorded loan volume of roughly $220 million in its most recent fiscal year, ended April 30. The company uses its warehouse credit line to aggregate residential mortgage loans until they are sold to third-party investors or packaged with other loans for sale into the secondary market.
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UNITED FINANCIAL ADDS $10 MILLION


     United Financial Mortgage Corp. is a national mortgage banker principally engaged in originating retail and wholesale mortgages for single family residences of one to four units. The company is headquartered in Oak Brook, Illinois, and has regional offices in several other states. The company completed its initial public offering of common stock on June 4, 1998.

     This news release may contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from the statements contained herein. Such risks and uncertainties include, but are not limited to, changes in the performance of the financial markets, changes in the demand for and market acceptance of the company's products, changes in the mortgage lending industry or changes in general economic conditions, including interest rates, the impact of competition, changes in the value of real estate, the ability to maintain and increase sources of funding, and other risks disclosed from time to time in the company's SEC reports and filings.